Exhibit 99.1

COMPENSATION COMMITTEE CHARTER

Adopted October 30, 2008

Objective

          The primary purpose of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Clearfield, Inc. (the “Company”) is to help the Board discharge its responsibilities with respect to:

 (i) The compensation of the Company’s Chief Executive Officer (“CEO”) and other executive officers; (ii) the administration of the Company’s executive compensation and benefits programs;  (iii) the production of an annual report on executive compensation for inclusion in the Company’s proxy statement and (iv.) the administration of the Company’s overall bonus compensation plan as it pertains to all Company employees.

Membership

          The Committee shall be comprised of three or more members, each of whom has been determined by the Board to: (i) meet the independence requirements of the Nasdaq Stock Market, Inc.; (ii) qualify as a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934; and (iii) meet the “outside director” requirements of Section 162(m) of the Internal Revenue Code of 1986. The Board shall appoint all members of the Committee and the Chairman of the Committee. The members shall be appointed by the Board annually and serve until their successors shall be duly elected and qualified.

Outside Advisors

          The Compensation Committee shall have the authority to retain such outside consultants or advisors as it determines appropriate to assist it in the performance of its functions, or to advise or inform the Committee, including sole authority to retain and terminate any compensation consultant used to assist the Committee in the evaluation of director, CEO or senior executive compensation, and to approve the consultant’s fees and other retention terms.

Duties and Responsibilities

          The functions of the Committee on behalf of the Board in shall include having responsibility to:

1)   To review compensation philosophy and major compensation programs, and to administer particular programs for which the Committee is the designated administrator.

2)   To annually review executive compensation programs, annually review and approve goals and objectives relevant to CEO compensation and, based on its own evaluation of performance in light of those goals and objectives as well as input from the Corporate Governance Committee, to establish and approve the total compensation of the CEO. In addition, to annually approve the total compensation of all other executive officers.

3)   To set compensation policies, plans and programs: The Committee will lead in developing and administering compensation and benefits policies, plans and programs for executive officers, subject to the following guidelines:

a)       Policies, plans and programs include those that provide for incentive compensation, supplemental retirement compensation, severance and change-in-control compensation and other compensation and benefits for executive officers.

b)       The Committee may develop and adopt new executive compensation plans or programs or amend existing arrangements and will present material plans and programs or amendments thereto to the Board for its review and approval.

c)       The Committee will approve executive employment and severance arrangements and other compensatory and change-in-control arrangements for executive officers.

4)   Annual Reporting: The Committee shall produce annually a report to be included in the Company's proxy statement disclosing the compensation policies for the Company's CEO and other executive officers, including the specific relationship of corporate performance to executive compensation with respect to compensation reported in the last completed fiscal year.

5)   To perform the following other duties:

a)       The Committee shall administer the Company's equity incentive plans and programs and approve awards there under.

b)       The Committee shall review and recommend to the Board compensation arrangements for non-employee members of the Board.

c)       The Committee shall review and approve the setting of compensation levels for senior employees whose compensation is not otherwise determined by the Committee.

d)       The Committee shall make recommendations to the Board with respect to the adoption of new employee benefit plans and new equity incentive plans and programs.

e)       The Committee may exercise such other rights, duties and obligations as may be ancillary to those specified herein or otherwise delegated to the Committee by the Board.

f)       The Committee shall reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

g)       The Committee shall annually review and evaluate the performance of the Committee, including compliance by the Committee with this Charter.

          The Committee may delegate authority granted hereunder, to the extent permitted under applicable law, to a subcommittee of the Committee, management or any executive officer in order to ensure compliance with legal and regulatory obligations, to ensure timely decision-making or for other purposes. Delegation to executive officers or management may only occur with respect to matters affecting employees other than the person to whom authority is delegated and other than executive officers.

Meetings

          The Compensation Committee shall meet as often as may be deemed necessary or appropriate in its judgment, but not less frequently than 2 times annually, either in person or telephonically, and at such times and places as the Committee shall determine. The Committee may request any officer or employee of the Company or the Company’s outside counsel to attend a meeting of the Compensation Committee or to meet with any members of, or consultants to, the Committee. The Compensation Committee shall report its activities to the Board regularly.